Sub-Item 77Q2

Nuveen Maryland Dividend Advantage
Municipal Fund 3
333-92284
811-21153

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section
16(a)
filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the initial affiliation report on behalf of the adviser listed below was filed incorrectly, and on October 18, 2004 was amended, accession number 0001189642-04-000586. In addition, the adviser filed a late Statement in Changes of
Beneficial Ownership (Form 4) on October 25,
2004,
accession number 0001189642-04-000601

There are no greater than ten-percent
shareholders of the Fund.


ADVISER:

Nuveen Advisory Corp.